EMPLOYMENT AGREEMENT

This Agreement made effective as of September 4, 2018 by and between Diversicare Health Services, Inc., a Delaware corporation (the “Company”), and Kerry D. Massey (the “Executive”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

SECTION I
EMPLOYMENT

The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section III.A. below and upon the terms and conditions provided in the Agreement.

SECTION II
POSITION AND RESPONSIBILITIES

The Executive agrees to serve as Executive Vice President and Chief Financial Officer of the Company and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to Executive from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”).

SECTION III
TERMS AND DUTIES

A.    Period of Employment

The period of Executive’s employment under this Agreement will commence as of the date hereof and shall continue through March 31, 2019 subject to extension or termination as provided in this Agreement (the “Period of Employment”). On March 31 of each year beginning March 31, 2019, the period of Executive’s employment shall be extended for additional one (1) year periods, unless either party gives notice thirty (30) days in advance of the expiration of the then current period of employment of such party’s intent not to extend the Period of Employment.

B.    Duties

During the Period of Employment, the Executive shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. The

Executive will perform faithfully the duties which may be assigned to him from time to time by the Board.

SECTION IV
COMPENSATION AND BENEFITS

A.    Compensation

For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

1.    Base Salary

The Company shall pay the Executive a base salary (“Base Salary”) as follows: Two Hundred Seventy- Five Thousand Dollars ($275,000) per annum.

Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month. The Base Salary shall be reviewed annually and shall be subject to increase according to the policies and practices adopted by the Company from time to time.

B.    Annual Incentive Awards

The Company will pay the Executive annual incentive compensation awards (“Incentive Awards”) as may be granted by the Board or a Compensation Committee, in either case, in its sole discretion, to the Executive under any executive bonus or incentive plan in effect from time to time. In all events, any such Incentive Awards will be paid on or before March 15 following the Executive’s taxable year in which such Incentive Award is no longer subject to a substantial risk of forfeiture as defined by Treasury Regulation Section 1.409A-1(d).

C.    Additional Benefits

The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, car allowance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including capital accumulation programs, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as

504214-1

such amendment or termination is applicable to all salaried employees or senior executives. The Executive will be entitled to twenty (20) days paid vacation annually.

SECTION V
BUSINESS EXPENSES

The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.

SECTION VI
DISABILITY

A.    In the event of Disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his Disability, until such time as Executive’s long term disability insurance benefits are available. Once the Executive’s long term disability insurance benefits are available, the Company’s obligation to continue paying compensation shall cease unless the Disability ends. However, in the event the Executive is Disabled for a continuous period of six (6) months after the Executive first becomes Disabled, the Company may terminate the employment of the Executive. In this case, normal compensation will cease, except for earned but unpaid Base Salary through the termination date and Incentive Awards which would be payable on a pro-rated basis for the year in which the Disability occurred, based on actual performance and paid at such time as Incentive Awards are paid in accordance with Section IV.B above. In the event of such termination, all unvested stock options, SARs, restricted stock, restricted stock units or other equity grants granted to the Executive under the Company’s 2010 Long-Term Incentive Plan or other stock option program or plan (the “Plan”) held by Executive shall be deemed fully vested on the date of such termination.

B.    Until such time as the Executive’s employment is terminated as provided in Section VI.A. or otherwise in accordance with this Agreement, during the period the Executive is receiving payments of either regular compensation or disability insurance benefits described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive’s obligation to furnish such information and assistance will end.

SECTION VII
DEATH

504214-1

In the event of the death of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary through the date of death and Incentive Awards which will be paid on a pro-rated basis for that year based on actual performance and paid at such time as Incentive Awards are paid in accordance with Section IV.B above. In the event of death, all unvested stock options, SARS, restricted stock, restricted stock units or other equity grants granted to the Executive under the Plan held by Executive shall be deemed fully vested on the date of death. The Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement.

SECTION VIII
EFFECT OF TERMINATION OF EMPLOYMENT

A.    If the Executive’s employment terminates after March 4, 2019 due to either a Without Cause Termination or a Constructive Discharge (as defined later in this Agreement) other than pursuant to Section XI, but only if Executive has executed and not revoked within the revocation period a valid and effective release agreement in a form reasonably acceptable to the Company (the “Release”), the Company will pay the Executive in a lump sum an amount equal to 100% of his Base Salary as in effect at the time of the termination, which payment shall be made upon the effective date of the Release, subject to Section XII. Any earned but unpaid Base Salary and Incentive Awards will be paid in a lump sum upon such Termination or Constructive Discharge. The group hospitalization, health, dental care and life insurance benefits described in this Agreement as in effect at the date of termination of employment will be continued for twelve (12) months, which coverage shall run concurrently with any applicable COBRA period and will not extend the period of coverage under COBRA. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge, or pursuant to Section XI, all stock options, SARs, restricted stock or other equity grants granted to the Executive under the Plan shall be deemed vested, and the Company shall cause each stock option or SAR to remain exercisable until the earlier of (i) the latest date upon which the option or SAR could have expired by its original terms under any circumstances or (ii) the tenth anniversary of the original date of grant of such option or SAR. Any restricted stock or restricted stock units that are held or become vested by the Executive at the time of such termination of employment shall be settled in accordance with their terms, including any applicable deferral elections made under Section 409A of the Code.

B.    If the Executive’s employment terminates due to a Termination for Cause, earned but unpaid Base Salary will be paid through the date the termination occurs. No other payments will be made or benefits provided by the Company.

C.    Upon termination of the Executive’s employment for any reason prior to March 4, 2019 or at any time other than for reasons due to death, Disability, or pursuant to Paragraph A of this Section or Section XI, the Period of Employment and the Company’s obligation to make payments under this Agreement will cease as of the date of the termination except as expressly set forth in this Agreement.

504214-1

D.    For this Agreement, the following terms have the following meanings:

1.    “Termination for Cause” means termination of the Executive’s employment by the Board acting in good faith by the Company by written notice to the Executive specifying the event relied upon for such termination, due to the Executive’s serious, willful misconduct with respect to his duties under this Agreement, including but not limited to conviction for a felony or perpetration of a common law fraud, which has resulted or is likely to result in material economic damage to the Company.

2.    “Constructive Discharge” means termination of the Executive’s employment by the Executive in accordance with this Section VIII.D.2 as a result of any of the following: a material diminution of Base Salary of the Executive other than reductions applicable to all employees of the Company; a material diminution in the Executive’s authority, duties or responsibilities; a material diminution in the budget over which the Executive retains authority; a material change in geographic location at which the Executive must perform the services; or any other action or inaction that constitutes a material breach of the terms of this Agreement. Provided, however, that such condition shall not constitute a reason for Constructive Discharge unless the Executive provides the Company a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within sixty (60) days after the event giving rise to the notice occurs and provides the Company with thirty (30) days to remedy the condition. Further, any termination of employment by the Executive must occur within one hundred twenty (120) days from the initial existence of the condition giving rise to the Constructive Discharge.

3.    “Without Cause Termination” means termination of the Executive’s employment by the Company or the Executive’s termination of employment following the Company’s giving of notice by the Company of its intent not to extend the Period of Employment as provided in Section III.A. upon expiration of the Period of Employment or any extension thereof; provided, however, that a Without Cause Termination shall not include termination by reason of death, Disability, Termination for Cause or pursuant to Section XI.

E.    Payment in Lieu of any Benefit. In the event the Company is unable for whatever reason to provide continued coverage for the Executive under one or more of such employee benefit plans or programs as required pursuant to this Section VIII or Section XI, the Company shall be required to make a lump sum cash payment equal to the economic value of such coverage without any discount or reduction for the time value of money. With respect to an employee benefit plan or program of the Company that provides coverage on an insured basis, such economic value shall be the cost of the total premiums expected to be paid by the Company for such coverage of the Executive during the period such benefits are to be provided under this Agreement, grossed up for any income, payroll or similar taxes to which such payments may be subject. With respect to all other employee benefit plans or programs of the Company, the economic value shall be the expected net cost to the Company of providing such coverage to the Executive during the period such benefits are to be provided under this Agreement, grossed up for any income, payroll or similar taxes to which such payments may be subject. The lump sum

504214-1

cash payment shall be paid to the Executive within the earlier of (i) thirty (30) days of the date the Company determines that the coverage required by this Section VIII cannot be provided, or (ii) ninety (90) days following the Executive’s date of termination.

SECTION IX
OTHER DUTIES OF THE EXECUTIVE DURING
AND AFTER THE PERIOD OF EMPLOYMENT

A.    The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

B.    The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment or after except to the extent reasonably necessary in performance of the Executive’s duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise, coming into his possession are confidential and will remain the property of the Company.

C.    During the Period of Employment and for a twelve (12) month period thereafter, the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. During the Period of Employment and for a twelve (12) month period following termination of the Period of Employment, other than termination due to a Without Cause Termination, a Constructive Discharge or termination pursuant to Section XI: (i) the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; (ii) the Executive without prior express written approval by the Board will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and (iii) the Executive without express prior written approval from the Board, will not solicit any members of the then current clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible

504214-1

interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly (i) hire any employee of the Company or (ii) solicit or encourage any such employee to leave the employ of the Company.

D.    The Executive acknowledges that his breach or threatened or attempted breach of any provision of this Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of this Section IX without being required to prove damages or furnish any bond or other security.

E.    The Executive shall not be bound by the provisions of this Section IX in the event of the default by the Company in its obligations under this Agreement which are to be performed upon or after termination of this Agreement.

SECTION X
INDEMNIFICATION, LITIGATION

The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance proceeds related to any award, or any fees or expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company.

SECTION XI
CHANGE IN CONTROL

In the event there is a Change in Control (as defined below) of the Company and (1) within ninety (90) days prior to such event the Executive is terminated due to either a Without Cause Termination or a Constructive Discharge or (2) within six (6) months following such event the Executive is terminated due to either a Without Cause Termination or a Constructive Discharge or elects to resign upon written notice to the Company, but, in each instance, only if Executive has executed and not revoked within the revocation period a valid and effective Release, the Company shall pay to the Executive upon the effective date of such Release, subject to Section XII, in a lump sum an amount equal to 100% of his Base Salary as in effect at the time of such termination or resignation. In addition, any earned but unpaid Base Salary through the date of termination and pro-rated Incentive Awards through the date of termination, based on target thresholds, for the year in which termination or resignation occurs. Any stock options, SARs or restricted stock or restricted stock units granted to the Executive pursuant to the Plan prior to resignation or termination, but subject to vesting restrictions, will be fully vested upon a

504214-1

Change in Control whether or not the Executive resigns. Any restricted stock units that are held by the Executive at the time of such termination of employment shall be settled in accordance with their terms, including any applicable deferral elections made under Section 409A of the Code. Subject to Section VIII.F, the group hospitalization, health, dental care and life insurance benefits described in this Agreement as in effect at the date of termination of employment will also be continued for twelve (12) months from the effective date of termination pursuant to a Change of Control.

SECTION XII
CODE SECTION 409A

A.     Administration and Construction. To the extent applicable (as determined by Section XII.B, below), the parties hereto intend that this Agreement comply with Section 409A. This Agreement shall be construed in such a manner as to be in compliance with Section 409A. Any term used in this Agreement which is defined in Section 409A or the regulations promulgated thereunder (the “Regulations”) shall have the meaning set forth therein unless otherwise specifically defined herein. Should any provision be found to be not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for the parties to achieve compliance with Section 409A

B.    Section 409A Compliance.

1.    All payments to be made to the Executive upon a termination of employment may only be made upon a “separation from service” (defined below) of the Executive. For purposes of Section 409A, (i) the Executive may not, directly or indirectly, designate the calendar year of payment; and (ii) no acceleration of the time and form of payment of any nonqualified deferred compensation to the Executive, or any portion thereof, shall be permitted. Each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A.

2.    Delayed Payments.

(i)    Notwithstanding any other payment schedule provided herein to the contrary, if, and only if, the Executive is deemed on his termination date to be a “specified employee” within the meaning of that term under section 409A(a)(2)(B) of the Code, then the terms of this Subsection shall apply as required by Section 409A. Any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” shall be made on the date that is the earlier of (y) the expiration of the six (6) month period measured from the date of such “separation from service” of the Executive or (z) the date of the Executive’s death (the “Delay Period”) to the extent required under and in accordance with Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be

504214-1

paid to the Executive in a lump sum by the Company, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(ii)    To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs otherwise are required to be paid by the Company under this Agreement or to the extent that such benefits otherwise are required to be provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

3.    Notwithstanding the applicable provisions of this Agreement regarding the timing of payments, any payment or benefit due hereunder which is contingent upon receipt and nonrevocation of a Release shall be made in accordance with this Subsection. Any such payment or other benefits described in Section VIII or XI will be paid or begin to be paid within sixty (60) days following the Executive’s termination of employment so long as the Release is executed and becomes irrevocable during this period (subject to Subsection XII.C.2, if applicable). Notwithstanding the foregoing, if such 60-day period begins in one taxable year of the Executive and ends in the subsequent taxable year of the Executive, the payments will not be paid or begin to be paid until the subsequent taxable year (subject to XII.C.2).

4.    Notwithstanding any other provision of the plans or programs constituting the benefits described herein, any expenses or other fringe benefits that are deemed deferred compensation as define in Section 409A shall be reimbursed or provided in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.

        5.    Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section.

C.    Section 409A Definitions.
1.    Section 409A. Section 409A shall mean section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued thereunder.

504214-1

2.    For purposes of this Agreement, the phrase termination of employment or any similar term or phrase shall mean the Executive’s “separation from service” as defined by the default provisions of Treas. Reg. § 1.409A-1(h).

3.	A “Change in Control” shall mean any of the following:

(i)    Change of Ownership of the Company. The date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section XII.D.3(i). This Section XII.D.3(i) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.
(ii)    Change in the Effective Control of the Company.
(a)    The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to effectively control the Company (within the meaning of this Section XII.D.3(ii)(a)), the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the corporation within the meaning of Section XII.D.3(i)).
(b)    The date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.
(iii)    Change in the Ownership of a Substantial Portion of the Company’s Assets. The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than eighty percent (80%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with

504214-1

such assets. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Agreement when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer as provided in the following sentence. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (w) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock in the Company, (x) an entity, fifty percent (50%) or more of the total voting power of which is owned, directly or indirectly, by the Company, (y) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total voting power of all the outstanding stock of the Company, or (z) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (y) above.
For purposes of this Section XII.D.3, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
This definition of “Change in Control” is intended to be consistent with the phrase “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” as used in section 409A(a)(2)(A)(v) of the Code and the Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent with such intent. Further, this definition is intended to comply with Section 409A and shall be interpreted in accordance therewith.
(4)    “Disability” or “Disabled” as used in this Agreement means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 1.409A-3(i)(4) of the Treasury Regulations..
SECTION XIII
WITHHOLDING TAXES

The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

504214-1

SECTION XIV
EFFECTIVE PRIOR AGREEMENTS

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

SECTION XV
CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term “the Company” as used in this Agreement will mean such other corporation and this Agreement shall continue in full force and effect. This Section XV is not intended to modify or limit the rights of the Executive hereunder, including without limitation, the rights of Executive under Section XI.

SECTION XVI
MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XVII
GOVERNING LAW; ARBITRATION

This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

SECTION XVIII
NOTICES

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by

504214-1

registered mail, return receipt requested, or if delivered by hand, overnight delivery service or confirmed facsimile transmission, to the following:

(a) If to the Company, at 1621 Galleria Boulevard, Brentwood, TN 37027-2926, Attention: President or Chief Executive Officer, or at such other address as may have been furnished to the Executive by the Company in writing; or

(b) If to the Executive, at such address of the Executive as may have been furnished to the Company by the Executive in writing.

SECTION XIX
BINDING AGREEMENT

This Agreement shall be binding on the parties’ successors, heirs and assigns.

[signature page follows]

504214-1

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIVERSICARE HEATLHCARE SERVICES, INC.

By: /s/James R. McKnight, Jr.
James R. McKnight, Jr. Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Kerry D. Massey Kerry D. Massey

25211237.2

504214-1